Exhibit 4.2.2

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, the Country Addendum to the Stock Option Agreement attached hereto as Exhibit B, the Exercise Notice, attached hereto as Exhibit C, and all other exhibits, appendices, and addenda attached hereto (together, the “Option Agreement”).

Participant Name:

Address:

The undersigned Participant has been granted an Option to purchase Ordinary Shares of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:	_______________________________

Date of Grant:	_______________________________

Vesting Commencement Date:	_______________________________

Exercise Price per Share:	$______________________________

Total Number of Shares Granted:	_______________________________

Total Exercise Price:	$______________________________

Type of Option:	___ Incentive Stock Option

___ Nonstatutory Stock Option

Term/Expiration Date:	_______________________________

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, this Option Agreement or any other written agreement authorized by the Administrator between Participant and the Company (or any Parent or Subsidiary, as applicable) governing the terms of this Option, this Option shall vest and be exercisable, in whole or in part, according to the following vesting schedule:

[Twenty-five percent (25%) of the Total Number of Shares Granted under the Option shall be scheduled to vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Total Number of Shares Granted under the Option shall be scheduled to vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day in a particular month, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

Termination Period:

To the extent permitted under Applicable Laws, this Option shall be exercisable, to the extent vested, for ninety (90) days after Participant ceases to be a Service Provider, unless such cessation is due to Participant’s death or Disability, in which case this Option shall be exercisable, to the extent vested, for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 15 of the Plan.

By clicking on the “I accept” button, Participant represents that Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement, including the Notice of Grant, the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, the Country Addendum to the Stock Option Agreement attached hereto as Exhibit B, the Exercise Notice, attached hereto as Exhibit C, and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Option Agreement and fully understands all provisions of the Plan and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address.

AMBARELLA, INC.

/s/ Michael Morehead
General Counsel and Corporate Secretary

EXHIBIT A

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option.

(a) The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

(b) For U.S. taxpayers, if designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the U.S.$100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event shall the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

(c) For non-U.S. taxpayers, the Option is designated as an NSO.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Option Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary, as applicable, Shares subject to this Option that are scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit C to the Notice of Grant or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be completed by Participant and delivered to the Company, accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable Withholding Obligations (as defined below). This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable Withholding Obligations.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) if Participant is a Service Provider in the U.S., surrender of other Shares which (i) shall be valued at its fair market value on the date of surrender, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

A non-U.S. resident’s methods of exercise may be restricted by the terms and conditions of any appendix to this Option Agreement for Participant’s country (including the Country Addendum, as defined below).

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

7. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

8. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any income tax, and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all U.S. and non-U.S. federal, state and local taxes (including but not limited to Participant’s income, employment, U.S. Federal Insurance Contributions Act (FICA) obligations, social insurance, payroll tax, fringe benefits tax, payment on account or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld, if any, by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) having the amount of such Withholding Obligations withheld from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to such Withholding Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Administrator in its discretion, the Administrator will have the right (but not the obligation) to satisfy any Withholding Obligations by reducing the number of Shares otherwise deliverable to Participant.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d) Section 409A. Under Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004), that was granted with a per share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) in respect of this Option or any other Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A, Section 457A or otherwise.

9. Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares are issued and recorded on the records of the Company or its transfer agents or registrars (as evidenced by the appropriate entry in the Company’s Register of Members maintained by the registered office provider of the Company or a duly authorized transfer agent or registrar of the Company). After such issuance and recordation, Participant will have all the rights of a shareholder of the Company with respect to, inter alia, voting such Shares and receipt of dividends and distributions on such Shares, subject to the terms of the memorandum and articles of association of the Company and any terms of issue as resolved in the resolutions of the board of directors of the Company in respect of the issue of such Shares, and any return of capital on a winding up or liquidation of the Company.

10. Entire Agreement; Governing Law; Venue. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of the State of California. For purposes of litigating any dispute that arises under this Award of Options or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, regardless of where this Option grant is made and/or to be performed.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT EMPLOYING) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) this Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) this Option and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g) the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;

(h) if the underlying Shares do not increase in value, this Option will have no value;

(i) if Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j) for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date that Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement or employment agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s engagement or employment agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option after termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(k) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Option Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(l) unless otherwise agreed with the Company, this Option and any Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary; and

(m) in addition to subsections (a) through (l) above, the following provisions will also apply if Participant is providing services outside the United States:

(i) this Option and any Shares acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purpose;

(ii) neither the Company, the Service Recipient, nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s engagement as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement or employment agreement, if any), and in consideration of the grant of this Option, Participant agrees not to institute any claim against the Company, any of its Subsidiaries or the Service Recipient.

13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Option. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

14. Data Privacy.

(a) Declaration of Consent. By accepting the Option via the Company’s acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.

(b) Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

(c) Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to E*TRADE Financial Services, Inc. and E*TRADE Securities LLC, independent service providers based in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Data with such different service providers that serve in a similar manner. Participant acknowledges and understands that the Company’s service providers will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service providers, which is a condition of Participant’s ability to participate in the Plan.

(d) International Data Transfers. The Company and its service providers, are based in the United States. Participant understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Participant might not have enforceable rights regarding the processing of his or her Data in such countries. The Company’s legal basis for the transfer of Data is Participant’s consent.

(e) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(f) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. Participant understands that he or she may withdraw consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Options to Participant or administer or maintain Participant’s participation in the Plan.

(g) Data Subject Rights. Participant understands that data subject rights vary depending on the applicable law and that, depending on where Participant is based and subject to the conditions set out in the applicable law, Participant may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Participant’s local human resources representative.

By clicking the “Accept” or similar button implemented into the relevant web page or platform, Participant declares, without limitation, his or her consent to the data processing operations described in this Option Agreement. Participant understands and acknowledges that he or she may withdraw consent at any time with future effect for any or no reason as described in sub-section (f) above.

15. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Ambarella, Inc., c/o Ambarella Corp., 3101 Jay Street, Santa Clara, California 95054, U.S.A., or at such other address as the Company may hereafter designate in writing.

16. Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restriction on transfer herein set forth, this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant. The rights and obligations of Participant under this Option Agreement may be assigned only with the prior written consent of the Company.

17. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the exercise of the Options or the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such exercise, purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company will not be required to issue (or make any entry in the Company’s Register of Members or on the books of the Company or a duly authorized transfer agent or registrar of the Company with respect to) the Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

18. Language. Participant acknowledges that Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Option Agreement. If Participant has received this Option Agreement, the Plan or any other document related to the Option or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19. Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Option Agreement.

20. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

22. Option Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

23. Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

24. Country Addendum. Notwithstanding any provisions in this Option Agreement, this Option shall be subject to any special terms and conditions set forth in an appendix (if any) to this Option Agreement attached hereto as Exhibit B for any country whose laws are applicable to Participant and this Option (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Option Agreement.

25. Insider Trading / Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, Participant’s country, the broker’s country and the country or countries in which the Shares are listed, which may affect Participant’s ability, directly or indirectly, to purchase or sell or attempt to sell Shares or rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction or Participant’s country). Local insider trading laws and regulations prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

26. Modifications to the Option Agreement. This Option Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

27. No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

28. Foreign Asset/Account Reporting; Exchange Control. Participant acknowledges that Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant further acknowledges that it is Participant’s responsibility to be compliant with such regulations, and that Participant should consult his or her personal legal advisor for any details.

29. Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

* * *

EXHIBIT B

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

COUNTRY ADDENDUM TO STOCK OPTION AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Country Addendum to Stock Option Agreement (the “Country Addendum”) will be ascribed the same defined meanings as set forth in the Option Agreement of which this Country Addendum forms a part (or the Plan or other written agreement as specified in the Option Agreement).

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern this Option awarded to Participant under the Plan if he or she resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the Options is granted, the Company, in its discretion, shall determine to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Country Addendum also may include information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of June 2021. Such Applicable Laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or exercises the Option or sells Shares acquired under the Plan.

In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfers residence and/or employment to another country after this Option is awarded, or is considered a resident of another country for local law purposes, the information in this Country Addendum may not apply to Participant in the same manner.

CHINA

Terms and Conditions

The following terms apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):

Post-Termination Exercise Period. Notwithstanding any provision of the Plan or the Option Agreement, this Option will expire on the earlier of the following dates: (i) the Term/Expiration Date, (ii) the last day of any applicable post-termination exercise period set forth in the Termination Period in the Notice of Grant, or (iii) the ninety (90) day anniversary of the date that Participant ceases to be a Service Provider. Any portion of a vested Option that is not exercised prior to expiration of the Option will be forfeited.

Cashless Exercise Restriction. Notwithstanding anything to the contrary in the Option Agreement, due to legal restrictions in China, Participant may be required to pay the Exercise Price by a cashless exercise through E*Trade Financial Services or such other designated broker as may be selected by the Company, such that all Shares subject to the exercised Option will be sold immediately upon exercise (i.e. a “same day sale”) and the proceeds of sale, less the Exercise Price, any Tax Obligations and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth in this Country Addendum for China below under “Exchange Control Restrictions.” The Company reserves the right to provide Participant with additional methods of exercise depending on the development of local law.

Exchange Control Restrictions. By accepting the Option, Participant understands and agrees that that Participant will be required to immediately repatriate all proceeds due to Participant under the Plan, including any Share sale proceeds from the cashless exercise of Participant’s Option. Participant understands that such repatriation will need to be effected through a special exchange control account established by the Company or a Parent or Subsidiary in the PRC, and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that neither the Company nor any Parent or Subsidiary is under an obligation to secure any particular currency conversion rate and that the Company (or a Parent or Subsidiary) may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.

Notifications

Foreign Asset/Account Reporting Information. Chinese residents may be required to report to the SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents. Under these rules, Participant may be subject to reporting obligations for the Option, any Shares acquired under the Plan and any Plan-related transactions.

FRANCE

Terms and Conditions

Options Not French-qualified. The Options granted under this Option Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

Language Consent. In accepting this Option, Participant confirms having read and understood the documents relating to this Option (the Plan and this Option Agreement), which were provided in English. Participant accepts the terms of these documents accordingly.

Consentement relatif à la langue utilisée. En acceptant cette Option, le Participant confirme avoir lu et compris les documents relatifs à cette Option (le Plan et la présente Convention), qui ont été fournis en anglais. Le participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Notification. French residents may hold Shares acquired under the Plan outside France, provided that all foreign bank and/or brokerage accounts, including accounts closed during the tax year, are reported on his or her annual income tax return.

GERMANY

Notifications

Exchange Control Information. Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of the Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The form must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for complying with applicable reporting requirements.

Foreign Asset/Account Reporting Notification. If Participant’s acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, Participant may need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if (i) Participant owns 1% or more of the Company and the value of the Shares acquired exceeds €150,000, or (ii) Participant holds Shares exceeding 10% of the Company’s total ordinary shares. However, if the ordinary shares are listed on a recognized stock exchange (including Nasdaq) and Participant owns less than 1% of the Company, this requirement will not apply to Participant.

HONG KONG

Terms and Conditions

Sale of Shares. Participant agrees that, in the event that any portion of the Option becomes vested and is exercisable prior to the six-month anniversary of the Date of Grant, Participant will not sell any Shares acquired upon exercise of the Option prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: The Option and the Shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to eligible Service Providers. The Option Agreement, the Plan and any other incidental communication materials distributed to Participant in connection with the Option (i) have not been prepared in accordance with applicable securities legislation in Hong Kong and are not intended to constitute a “prospectus” for a public offering of securities under such legislation, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant, and may not be distributed to any other person. If Participant is in any doubt about any of the meaning or intent of anything contained in the Option Agreement, the Plan or any other incidental communication materials distributed to Participant in connection with the Option, Participant is advised to obtain independent professional advice.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of the Option, Participant acknowledges that he or she has received a copy of the Plan and the Option Agreement and has reviewed the Plan and the Option Agreement, including this Country Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Option Agreement, including this Country Addendum.

Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Option Agreement: “Vesting Schedule”; “Tax Obligations”; “No Guarantee of Continued Service”; “Nature of Grant”; “Data Privacy”’ “Non-Transferability of Option”; “Additional Conditions to Issuance of Stock”; “Administrator Authority”; “Language”; “Electronic Delivery and Acceptance”; “Governing Law and Venue”; “Country Addendum”; “Imposition of Other Requirements” and “Waiver”.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (e.g. vested Options, Shares, cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets. The value of any Shares (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the Shares on December 31 or on the last day the Shares were held (the tax is levied in proportion to the number of days the Shares were held over the calendar year). The value of financial assets held abroad must be reported in Form RM of the annual tax return. Participant should consult his or her personal tax advisor for additional information about the foreign financial assets tax.

JAPAN

Notifications

Exchange Control Information. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the transaction.

In addition, if Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares upon exercise of the Option, Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan or the bank carrying out the transaction. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that Participant pays upon a one-time transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000, then both a Payment Report and a Securities Acquisition Report must be filed.

Foreign Asset / Account Reporting. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. Participant is responsible for complying with this reporting obligation and Participant should consult his or her personal tax advisor in this regard.

SOUTH KOREA

Notifications

Exchange Control Information. In the event that Participant remits funds out of Korea in connection with the exercise of the Option, such remittance of funds must be “confirmed” by a foreign exchange bank in Korea. In order to receive the confirmation, Participant will likely be required to submit documents evidencing the nature of remittance to the bank in Korea together with the confirmation application, including a copy of the Option Agreement, the Plan, Participant’s certificate of employment with the Employer and any other information requested by the bank. No bank confirmation is necessary if no funds are remitted out of Korea in connection with the exercise of the Option (e.g., if Participant uses funds already outside of Korea or exercises the Option using a cashless method of exercise).

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares) to the Korean tax authority and file a report with respect to such accounts in June of the immediately following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the calendar year. Participant is responsible for complying with this reporting obligation and should consult his or her personal tax advisor to determine how to value Participant’s foreign accounts for such purposes and whether Participant is required to file a report with respect to such accounts.

TAIWAN

Notifications

Securities Law Information. The offer of the Options and the Shares to be issued pursuant to the Plan are available only for eligible Service Providers. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including funds to purchase or proceeds from the sale of Shares) into and out of Taiwan up to US$5 million per year without justification. When remitting funds for the purchase of Shares pursuant to the Plan, such remittances should be made through an authorized foreign exchange bank. If the transaction amount is TWD$500,000 or more in a single transaction, Taiwanese residents are required to submit a foreign exchange transaction form and may be required to provide supporting documentation to the satisfaction of the remitting bank. Participant is personally responsible for complying with exchange control restrictions in Taiwan

UNITED KINGDOM (“UK”)

Terms and Conditions

Tax Obligations. The following provision supplements Section 8 of the Option Agreement:

Without limitation to Section 8 of the Option Agreement, Participant agrees to be liable for any Tax Obligations related to Participant’s participation in the Plan and legally applicable to Participant and hereby covenants to pay any such Tax Obligations, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax Obligations that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by Participant within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax Obligations occurs as it may be considered to be a loan and therefore, it may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any national insurance contributions due on this additional benefit, which may also be recovered from Participant by any of the means referred to in Section 8 of the Option Agreement.

Joint Election. If Participant is a tax resident in the UK, the Option grant is conditional upon Participant’s agreement to accept liability for any secondary Class 1 national insurance contributions which may be payable by the Employer in connection with any event giving rise to tax liability in relation to the Option (“Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 8 of the Option Agreement. Without prejudice to the foregoing, Participant agrees to enter into a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to enter into such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not enter into the Joint Election prior to exercising the Option, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, Participant’s Option shall become null and void, without any liability to the Company or its Subsidiaries. Participant must enter into the Joint Election attached to this Exhibit B, concurrent with the execution or electronic acceptance of this Option Agreement, or at such subsequent time as may be designated by the Company.

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

Onscreen disclaimer

If Participant is liable for National Insurance contributions (“NICs”) in the United Kingdom (“UK”) in connection with Participant’s participation in the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

Clicking on the [“ACCEPT”] box indicates Participant’s acceptance of the Election. Participant should read the “Important Note on the Election to Transfer Employer NICs” before accepting the Election.

Important Note on the Election to Transfer Employer NICs

If Participant is liable for National Insurance contributions (“NICs”) in the United Kingdom (“UK”) in connection with Participant’s participation in the 2021 Equity Incentive Plan (the “Plan”), Participant is required to enter into an Election to transfer to Participant any liability for employer’s NICs that may arise in connection with his or her participation in the Plan.

By entering into the Election:

•	Participant agrees that any employer’s NICs liability that may arise in connection with his or her participation in the Plan will be transferred to Participant;

•

Participant authorizes his or her employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from Participant’s salary or other payments due or the sale of sufficient Shares acquired pursuant to Participant’s awards; and

•

Participant acknowledges that even if Participant has clicked on the [“ACCEPT”] box where indicated, the Company or Participant’s employer may still require Participant to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Participant Should Print and Keep a Copy of this Election for his or her Records.

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

Election to Transfer the Employer’s National Insurance Liability to Participant

This Election is between:

A.

The individual who has obtained authorized access to this Election (the “Participant”), who is employed by the company listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (“Awards”) pursuant to the Ambarella, Inc. 2021 Equity Incentive Plan (the “Plan”), and

B. Ambarella, Inc., with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to Participant under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA 2003);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA 2003);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA 2003);

(iv)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 427 of ITEPA 2003); and/or

(v)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 439 of ITEPA 2003).

(b)	“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 2003 (employment income: securities with artificially depressed market value).

2.	The Election

Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to Participant. Participant understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	Participant hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from Participant at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to Participant at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from Participant by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of Participant, for the sale of some of the securities which Participant is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to Participant until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to Her Majesty’s Revenue & Customs on behalf of Participant within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1

Participant and the Company agree to be bound by the terms of this Election regardless of whether Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA 2003 applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)	Participant and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on Participant terminating its effect;

(iii)	on the date Her Majesty’s Revenue & Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether Participant ceases to be an employee of the Employer.

[Signature page follows]

Acceptance by Participant

Participant acknowledges that, by clicking on the “ACCEPT” box, Participant agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company
__________________________
Position
__________________________

Schedule of Employer Companies

The employer companies to which this Election relates are:

Name	Ambarella Limited
Registered Office:	Unit 1204-5, 12/F., Nanyang Plaza 57 Hung To Road Kwun Tong, Kowloon Hong Kong
Company Registration Number:	1357688
Corporation Tax Reference:	27/51068667
PAYE Reference:	120/AB61129

EXHIBIT C

AMBARELLA, INC.

2021 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

EXERCISE NOTICE

Ambarella, Inc.

c/o Ambarella Corp.

3101 Jay Street, CA 95054

Attention: Stock Administration

1. Exercise of Option. Effective as of today, ________________, ____, the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase ________________ Ordinary Shares (the “Shares”) of Ambarella, Inc. (the “Company”) under and pursuant to the 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated ______________, _____, including the Notice of Stock Option Grant, and the Terms and Conditions of Stock Option Grant attached as Exhibit A thereto and other exhibits, appendices and addenda attached thereto (the “Option Agreement”). Unless otherwise defined herein, capitalized terms used in this Exercise Notice will be ascribed the same defined meanings as set forth in the Option Agreement (or the Plan or other written agreement as specified in the Option Agreement).

2. Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any Withholding Obligations to be paid in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry in the Company’s Register of Members or on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Ordinary Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 15 of the Plan.

5. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties to the maximum extent permitted by law.

7. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

8. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. The Plan and the Option Agreement (including this Exercise Notice and any exhibits, appendices, and addenda attached to the Notice of Stock Option Grant of the Option Agreement) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:
PARTICIPANT	AMBARELLA, INC.

Signature	By

Print Name	Print Name

Title
Address:	Address:

Date Received